[GRAPHIC OMITTED]
PMA Capital
A Specialty Risk Management Company
Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                   PRESS RELEASE

For Release:  Immediate

    Contact:  Albert D. Ciavardelli
              (215) 665-5063

                      PMA Capital Announces 13% Increase in
                      -------------------------------------
                  Third Quarter 1999 Operating Income per Share
                  ---------------------------------------------

       PMA Capital's Board of Directors Approves Additional $30 Million in
       -------------------------------------------------------------------
           Share Repurchase Authority and Declares Quarterly Dividend
           ----------------------------------------------------------

Philadelphia, PA, November 3, 1999 -- PMA Capital (NASDAQ: PMACA) today announced that third quarter 1999 after-tax operating income (net income excluding after-tax net realized investment gains and losses) increased 10% to $8.6 million, compared with $7.9 million for the third quarter of 1998. On a per share basis, operating income improved 13% to $0.36 per diluted share, compared with $0.32 per diluted share for the same period last year. For the first nine months of 1999, after-tax operating income increased 11% to $24.4 million, compared with $22.0 million for the same period last year. Operating income per share for the first nine months of 1999 improved 15% to $1.02 per diluted share up from $0.89 per diluted share for the same period last year.

The improvements in operating income for the quarter and first nine months of 1999 reflect improved underwriting results, partially offset by a higher effective tax rate in 1999. After-tax operating income per share also benefited from the favorable effect of share repurchase activities during the past two years.

Net premiums written for the third quarter of 1999 increased 4% to $125.0 million, compared with $120.7 million for the third quarter of 1998. Net premiums written for the first nine months of 1999 increased 7% to $395.4 million, compared with $369.1 million for the same period last year.

"Throughout 1999, operating income has benefited from premium growth and solid underwriting performance, and together with share repurchase activities, our after-tax operating income per share has improved by 10% or better in each of the first three quarters of 1999, compared with last year. The premium growth and improvements in operating results are the product of sound execution of our business plans and related performance objectives that we established for each of PMA Capital's three specialty insurance businesses," said John W. Smithson, President and Chief Executive Officer of PMA Capital. "PMA Re continues to be a solid and stable contributor to both premiums and operating results reflecting success in expanding product offerings to clients. The PMA Insurance Group has experienced measurable improvement in its operating results, compared with last year, due to disciplined underwriting and expense controls. Caliber One, which is only in its second year of operation in the excess and surplus lines business, has contributed nicely to our premium growth in 1999."

Net Income
----------
Net income for the third quarter of 1999 was $6.5 million, or $0.27 per diluted share, compared with $10.6 million, or $0.43 per diluted share, for the comparable period of 1998. Net income for the first nine months of 1999 was $19.0 million, or $0.79 per diluted share, compared with $32.0 million, or $1.30 per diluted share, for the same period last year.

Included in net income for the quarter and nine months ended September 30, 1999 were after-tax net realized investment losses of $2.1 million and $2.7 million, respectively, compared with after-tax gains of $2.7 million and $10.0 million for the same periods last year. Net realized investment losses in 1999 principally resulted from sales of investments during the second and third quarters of 1999 in order to invest in yield enhancing investment opportunities.

Net income for the first nine months of 1999 was also impacted by an after-tax charge of $2.8 million for the implementation of the new accounting rule for insurance-related assessments.

PMA Re
------
PMA Capital's property and casualty reinsurance operations, PMA Re, reported pre-tax operating income of $14.7 million for the third quarter of 1999, compared with $11.9 million for the same period last year. For the first nine months of 1999, pre-tax operating income was $37.8 million, compared with $34.9 million for the same period last year. The increase in operating results for the third quarter of 1999 reflects a decrease in underwriting losses, due to a lower expense ratio partially offset by a higher loss ratio, and an increase in investment income.

PMA Re's net premiums written were $46.0 million in the third quarter of 1999, compared with $54.7 million for the same period last year. Higher ceded premiums, the cancellation of a finite treaty and the effects of the highly competitive conditions in the U.S. reinsurance market more than offset growth from expanded product offerings. For the first nine months of 1999, net written premiums increased to $182.6 million, compared with $172.6 million for the same period of 1998, reflecting the expansion of finite and financial product offerings, expanding relationships with PMA Re's existing clients, and contracts with new clients. The effects of the highly competitive conditions in the U.S. reinsurance market, which has caused PMA Re to non-renew certain accounts largely due to inadequate rates and/or other underwriting issues, partially offset this increase.

PMA Re's combined ratio, as computed using generally accepted accounting principles (GAAP), was 100.4% for the third quarter of 1999, compared with 103.2% for the same period last year. For the first nine months of 1999, the GAAP combined ratio was 102.5%, compared with 103.8% for the same period last year.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $4.2 million for the third quarter of 1999, compared with $3.0 million for the same period last year. For the first nine months of 1999, pre-tax operating income was $13.4 million, compared with $8.4 million for the same period last year. The continued improvement in pre-tax operating results was primarily due to improved loss experience, reduced net exposures and lower operating expenses resulting from ongoing cost reduction initiatives.

For the first nine months of 1999, direct workers' compensation premiums written by The PMA Insurance Group increased 5.8% to $161.8 million, compared with $153.0 million for the same period last year. This increase principally reflects the successful execution of focused marketing efforts, partially offset by manual rate reductions.

The PMA Insurance Group's net premiums written decreased 2% to $63.3 million for the third quarter of 1999, compared with $64.5 million for the same period last year. For the first nine months of 1999, net premiums written decreased 6% to $182.5 million, compared with $194.3 million for the same period last year. The decreases in net premiums written reflect higher ceded premiums on workers' compensation business and lower direct premiums for commercial lines other than workers' compensation, partially offset by the higher level of direct workers' compensation premiums.

The PMA Insurance Group's GAAP combined ratio, excluding Run-off Operations (see discussion below), was 114.9% and 113.9% for the third quarter and first nine months of 1999, respectively, compared with 117.1% and 117.2% for the comparable periods last year.

The PMA Insurance Group's investment income, excluding Run-off Operations, decreased by $1.8 million and $3.6 million for the third quarter and first nine months of 1999, compared with the same periods last year, due largely to a lower invested asset base.

The PMA Insurance Group previously established run-off operations for the purpose of reinsuring certain obligations primarily associated with workers' compensation claims for the years 1991 and prior (the "Run-off Operations"). For the third quarter and first nine months of 1999, Run-off Operations had pre-tax operating income of $174,000 and pre-tax operating losses of $320,000, compared with pre-tax operating losses of $387,000 and pre-tax operating income of $41,000 for the same periods last year.

Caliber One
-----------
Caliber One commenced writing excess and surplus lines business in January 1998. As a result of the start-up nature of this operation, expenses have exceeded revenues in each quarter that Caliber One has been in business through June 30, 1999. However, in the third quarter of 1999, Caliber One recorded pre-tax operating income of $462,000 reflecting the establishment of a sizeable premium base and stabilization of its expenses relative to that premium base. For the third quarter of 1998, Caliber One had pre-tax operating losses of $247,000. Caliber One recorded pre-tax operating losses of $839,000 and $1.3 million for the first nine months of 1999 and 1998, respectively.

Caliber One's net premiums written for the third quarter of 1999 were $15.8 million, compared with $1.7 million for the same period last year. For the first nine months of 1999, net premiums written were $30.7 million, compared with $2.6 million for the first nine months of 1998.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income; expenses, including debt service; and taxes, as well as the results of certain of the Company's real estate properties. For the third quarters of 1999 and 1998, pre-tax operating losses for this segment were $5.7 million and $6.2 million, respectively. For the first nine months of 1999 and 1998, pre-tax operating losses were $16.3 million and $19.2 million, respectively. The reduction in operating losses for the third quarter and first nine months of 1999 mainly reflects lower interest expense due to the $40 million reduction in outstanding debt in the fourth quarter of 1998.

Financial Position
------------------
Total assets were $3.3 billion as of September 30, 1999, compared with $3.5 billion as of December 31, 1998. Shareholders' equity was $451.9 million as of September 30, 1999, compared with $511.5 million as of December 31, 1998. The decrease in shareholders' equity reflects a $58.3 million reduction in after-tax unrealized appreciation on fixed maturity investments due to an increase in interest rates since year-end 1998. Book value per share, excluding unrealized gains and losses, was $21.08 as of September 30, 1999, compared with $20.61 as of December 31, 1998.

Share Repurchase Plan
---------------------
During the first nine months of 1999, PMA Capital repurchased 999,000 shares of its Class A Common Stock at a cost of approximately $19.7 million (average per share price was $19.71). Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 2.0 million shares at a total cost of $38.5 million (average per share price was $19.32).

The Board of Directors authorized an additional $30 million of share repurchase authority at its meeting earlier today, which brings PMA Capital's remaining share repurchase authorization to approximately $36 million as of November 3, 1999.

Quarterly Dividends
-------------------
On November 3, 1999, PMA Capital's Board of Directors declared regular quarterly dividends on its Class A Common Stock of $0.09 per share and on its Common Stock of $0.08 per share to shareholders of record on December 20, 1999. The dividends will be paid on January 7, 2000. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 83 years.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) managed care workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business; competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements.

                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)

                                        Three months ended Sept. 30,  Nine months ended Sept. 30,
Income Statement Data:                        1999         1998         1999             1998
----------------------                     --------     ---------     --------        ---------

 Net premiums written:
        PMA Re                             $ 45,963      $ 54,687     $182,628        $ 172,595
        The PMA Insurance Group              63,289        64,504      182,472          194,331
        Caliber One                          15,828         1,660       30,681            2,577
        Corporate and other                    (110)         (198)        (363)            (369)
                                           --------     ---------     --------        ---------
 Consolidated                              $124,970     $ 120,653     $395,418        $ 369,134
                                           ========     =========     ========        =========

 Revenues:
 Net premiums earned:
        PMA Re (1)                         $ 68,941      $ 56,386     $191,289        $ 157,353
        The PMA Insurance Group              51,691        57,389      161,416          177,978
        Caliber One                           7,897           440       14,540              631
        Corporate and other                    (110)         (198)        (363)            (369)
                                           --------     ---------     --------        ---------
 Consolidated Net premiums earned           128,419       114,017      366,882          335,593
 Net Investment Income                       28,029        28,410       82,099           92,260
 Realized Gains (Losses)                     (3,283)        4,099       (4,161)          15,362
 Other Revenues                               2,869         2,945        8,828            9,385
                                           --------     ---------     --------        ---------
 Consolidated Revenues                     $156,034     $ 149,471     $453,648        $ 452,600
                                           ========     =========     ========        =========

 Components of operating income (loss) (2):
        PMA Re                             $ 14,674      $ 11,930     $ 37,790         $ 34,882
        The PMA Insurance Group               4,219         3,002       13,399            8,384
        Caliber One                             462          (247)        (839)          (1,317)
        Corporate and other                  (5,703)       (6,200)     (16,292)         (19,211)
                                           --------     ---------     --------        ---------
 Pre-tax operating income                   $13,652       $ 8,485      $34,058         $ 22,738
                                           ========     =========     ========        =========
 After-tax operating income                 $ 8,646       $ 7,888      $24,431         $ 22,012
                                           ========     =========     ========        =========
 Net income                                 $ 6,512      $ 10,552      $18,967         $ 31,997
                                           ========     =========     ========        =========

 Weighted Average Common Shares Outstanding:
        Basic                            22,898,574    23,573,472   23,098,368       23,704,376
        Diluted                          23,708,233    24,616,577   23,918,756       24,649,404

 After-tax Operating Income Per Share:
        Basic                                $ 0.38        $ 0.34       $ 1.06           $ 0.93
                                           ========     =========     ========        =========
        Diluted                              $ 0.36        $ 0.32       $ 1.02           $ 0.89
                                           ========     =========     ========        =========
 Net Income Per Share:
        Basic                                $ 0.28        $ 0.45       $ 0.82           $ 1.35
                                           ========     =========     ========        =========
        Diluted                              $ 0.27        $ 0.43       $ 0.79           $ 1.30
                                           ========     =========     ========        =========

 Balance Sheet Data:                                Sept. 30, 1999               December 31, 1998
 -------------------                                --------------               -----------------
 Total Assets                                         $ 3,295,410                   $ 3,460,718
 Shareholders' Equity                                   $ 451,909                     $ 511,480
 Shareholders' Equity per Share (including FAS 115)       $ 19.84                       $ 21.90
 Shareholders' Equity per Share (excluding FAS 115)       $ 21.08                       $ 20.61



(1) PMA Re's earned premiums for the third quarter and first nine months of 1999 include approximately $26 million reflecting a revision in the estimate of unearned premiums on in-force contracts.

(2) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income (loss) excluding after-tax net realized investment gains (losses).